Exhibit 12

October 6, 2020

Board of Directors

Gatsby Digital, Inc.

28 Liberty Street, F6

New York, NY 10005

To the Board of Directors:

We are acting as counsel to Gatsby Digital, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement, and pre-qualification amendments, cover the contemplated sale of up to 5,434,782 shares of the Company’s Series A Preferred Stock, convertible into the Common Stock of the Company.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the current certificate of incorporation, form of amendment to its certificate of incorporation, and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that, upon the occurrence of the events and subscription procedures identified in the offering statement, the shares of Series A Preferred Stock, and Common Stock into which the Series A Preferred Stock may convert, being sold pursuant to the offering statement will be duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

By Andrew Stephenson, Partner

CrowdCheck Law, LLP